Vanell Corp.

411 108th Avenue NE

Suite 1970

Bellevue, Washington 98004

January 3, 2014

Train Travel Holdings, Inc.

2929 Commercial Blvd.

Fort Lauderdale, Florida 33308

Attention: Neil Swartz

Re:	Binding Letter of Intent

Dear Mr. Swartz:

This letter sets forth our binding letter of intent (“Letter of Intent”) among Vanell Corp., a Nevada corporation (“Vanell”) and Train Travel, Holdings, Inc., a Florida Corp. (“Train Travel”), in connection with the transfer and issuance of shares of Vanell to Train Travel, or its designees, in an amount equal to 78% of the issued and outstanding shares of Vanell on a fully diluted basis (the “Transaction”), subject to the terms of definitive agreements, to be negotiated and duly executed by the relevant parties.

The proposed terms of the Transactions are as follows:

1. Definitive Agreements. Consummation of the Transactions as contemplated hereby will be subject to the negotiation and execution of mutually satisfactory definitive agreements (the “Definitive Agreements”), setting forth the specific terms and conditions of the Transactions proposed hereby. The execution of the Definitive Agreements by the parties is subject to approval by the Board of Directors of each party. The parties will use their reasonable best efforts to negotiate in good faith the Definitive Agreements, which shall contain, among other terms and conditions, the following provisions:

(a)	Vanell shall effectuate a transaction such that Train Travel, or its designees such receive shares representing 78% of the issued and outstanding shares of Vanell on a fully diluted basis, in consideration for the transfer of all of the outstanding shares of Train Travel to Vanell so that Train Travel shall become a wholly owned subsidiary of Vanell (“Purchase Price”).

(b)	The shares directors, executives, officers and affiliates of Vanell shall indemnify and hold harmless Train Travel and its shareholders from any liabilities arising or related to any action that occurred prior to the Transactions.

(c)	The current officers and directors of Vanell shall resign effective immediately after the closing of the Transaction, with such vacancies filled by the nominees of Train Travel.

(d)	Any required and necessary third-party consents shall be obtained prior to execution of the Definitive Agreement, including, but not limited to, any consents required to be obtained from Vanell’s lenders, creditors, vendors and lessors.

(e)	At closing of the Transaction, Vanell will cease its operation and satisfy all of its outstanding liabilities in full.

(f)	At closing of the Transaction, each party shall have completed their due diligence review of the other party and shall be reasonably satisfied with the result of such review.

2. Conduct of Business. Prior to the execution of the Definitive Agreement and the closing of the Share Purchase, Vanell will conduct its operations in the ordinary course consistent with past practice and will not issue any capital stock or grant any options with respect to its capital stock, nor will Vanell make any distributions, dividends or other payments to any affiliate or shareholders. Vanell will continue to make timely disclosures and reports as required by federal and state securities laws. Each Party shall make a good faith effort to complete all terms of this Letter of Intent as soon as practicable.

3. Public Announcements. Neither party will make any public disclosure concerning the matters set forth in this Letter of Intent or the negotiation of the proposed Transactions without the prior written consent of the other party, which consent shall not be unreasonably withheld. If and when either party desires to make such public disclosure, after receiving such prior written consent, the disclosing party will give the other party an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the above, to the extent that disclosure of the matters set forth in this Letter of Intent is required by laws or to the extent that such disclosure is ordered by a court of competent jurisdiction, then such disclosing party will provide the other party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

4. Due Diligence; Confidentiality Agreement. Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, with all information, books, records and property (collectively, “Transaction Information”) that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiry. Each party agrees to make available to the other party such officers, employees, consultants, advisors and others as reasonably requested by the other party for meetings, visits, questions and discussions concerning each other and the Transactions. Each of the parties shall maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction. Each party will have until 12:00PM Eastern Standard Time on the date that is January 9, 2014 (the “Due Diligence Review Period”) to complete their initial due diligence review of the respective documents, unless the Definitive Agreement specifies a different deadline for completion of such due diligence review.

5. Exclusivity. In consideration for the mutual covenants and agreements contained herein, until the termination of this Letter of Intent in accordance with its terms, Vanell, its officers, directors, employees, shareholders and other representatives, will not, and will not permit any of their respective affiliates to, directly or indirectly, solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction similar to the Transaction or Transaction or any transaction involving the transfer of a significant or controlling interest in the assets or capital stock of Vanell, including, but not limited to, a merger, acquisition, strategic investment or similar transaction (“Acquisition Proposal”). Vanell and its officers or their respective affiliates will immediately notify Train Travel in writing of the receipt of any third party inquiry or proposal relating to an Acquisition Proposal and will provide Train Travel with copies of any such notice inquiry or proposal. Notwithstanding the foregoing, nothing in this Section 5 will be construed as prohibiting the board of directors of Vanell from (a) making any disclosure to its stockholders required by applicable law; or (b) responding to any unsolicited proposal or inquiry to Vanell (other than an Acquisition Proposal) by a third party by advising such third party the existence of this Section 5.

6. Termination. This Letter of Intent may be terminated (a) by mutual written consent of the parties hereto, (b) by either party (i) after 5:00 p.m. Eastern standard time on January 30, 2014, which date may be extended for a period of thirty (30) days at the written request of either party, if a Definitive Agreement is not executed and delivered by the parties prior to such time, (c) if the Transactions are enjoined by a court or any governmental body, or (d) by Train Travel, if Train Travel is not satisfied with the results of its due diligence investigation of Vanell in its sole and absolute discretion.

7. No Brokers. Each party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the execution of this Letter of Intent, and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

8. Expenses. Each of the parties will be responsible for its own expenses in connection with the Transactions, including fees and expenses of legal, accounting and financial advisors.

9. Compliance with the Securities Laws. Train Travel acknowledges that it and its officers, directors, shareholders and employees and other representatives may, in connection with their consideration of the proposed Transactions, come into possession of material non-public information about Vanell. Accordingly, Vanell will use its best efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities which they will receive as a result of the Share Purchase while in possession of any such material, non-public information. Vanell acknowledges that it and its officers, directors, shareholders and employees and other representatives may, in connection with their consideration of the proposed Transactions, come into possession of material non-public information about Train Travel and its respective affiliates. Accordingly, Vanell will use its best efforts to ensure that none of its officers, directors, shareholders, employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities which they will receive as a result of the proposed Transactions while in possession of any such material, non-public information.

10. Counterparts. This Letter of Intent maybe executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax and PDF copies of signatures shall be treated as originals for all purposes.

11. Effect. Other than Section 2 to Section 10 hereof, which are binding obligations of the parties govern by the laws of the State of Nevada, no parties have obligations with respect to the Transactions contemplated unless and until the Definitive Agreements are duly executed.

This Letter of Intent will expire and be void unless it has been duly executed by or on behalf of the parties prior to at 5:00 p.m. (Eastern Standard Time) on January 3, 2014.

Very truly yours,

VANELL CORP.

By: /s/ Francisco Douglas Magana

Name: Francisco Douglas Magana

Title: Director

Agreed and Accepted:

TRAIN TRAVEL HOLDINGS, INC.

By:           /s/Neil Swartz

Name: Neil Swartz

Title: President